UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 4, 2007 (November 29, 2007)

GPS INDUSTRIES, INC.

(Exact Name of Registrant as Specified in Charter)

Nevada

(State of Incorporation)

000-30104	88-0350120
(Commission File Number)	(I.R.S. Employer Identification No.)

#214, 5500 - 152nd Street, Surrey, BC Canada	V3S 5J9
(Address of Principal Executive Offices)	(Zip Code)

(604) 576-7442

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

ITEM 5.02 Departure of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

(a) On November 29, 2007, Robert C. Silzer, Sr. resigned as a director, Chairman of the Board and Chief Executive Officer of GPS Industries, Inc. (the “Company”). Mr. Silzer will continue to be employed by the Company in the capacity of Advisor to the Company’s Chief Executive Officer.

(b) On November 29, 2007, the Company’s Board of Directors appointed Douglas J. Wood as Chairman of the Board and Chief Executive Officer, and Roger Paradis to act as Interim Chief Operating Officer.

Prior to his appointment, Mr. Wood served as a director of the Company. The information required to be disclosed with respect to Mr. Wood has been previously disclosed in the following reports of the Company, all of which are incorporated herein by reference: Form 10Q-SB filed on November 19, 2007; Form 10K-SB filed on April 14, 2007; Form 8-K filed on January 1, 2008 and Form 8-K filed on November 17, 2006.

During the past five years, Mr. Paradis, age 62, has been a Managing Director at Carl Marks Advisory Group (“CMAG”), a management-consulting firm. Pursuant to a consulting agreement between CMAG and Visador Holding Co (“Visador”) from October 2006 to April 20007, Mr. Paradis served as Interim Chief Executive Officer of Visador, a privately owned building products manufacturer. Mr. Paradis does not currently serve on any public company boards and has no family relationships with any director or executive officer of the Company. Mr. Paradis is not a party to any transaction with the Company or any of its subsidiaries or affiliates. The Company and CMAG are in the process of finalizing an agreement pursuant to which CMAG will be retained as a management consultant to the Company and provide the services of Mr. Paradis to the Company. Mr. Paradis will be compensated for his services to the Company by CMAG.

ITEM 8.01 Other Events

On November 30, 2007, the Company issued a press release announcing the resignation of Mr. Silzer and the appointments of Messrs. Wood and Paradis.

ITEM 9.01 Financial Statement and Exhibits

99.1 Press Release issued on November 30, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated this 4th day of December 2007.

By: /s/ Douglas Wood
Douglas Wood
Chief Executive Officer